We consent to the use in this Registration Statement (No 333-149374) on Form N-2 (Post Effective Amendment No. 3) of FS Investment Corporation of our report dated March 30, 2009, except for note 7, which is as of August 21, 2009, relating to our audit of the financial statements, appearing in the Prospectus, which is part of the Registration Statement

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Blue Bell, PA

August 21, 2009